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                                                                   Exhibit 10.11


                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT is entered into as of November 3, 1999, by and between Bluefly, Inc., a New York corporation (the "Company"), and Robert Stevens ("Stevens").

                                    RECITALS

     1. The Company desires to retain the services of Stevens as an Executive Vice President of the Company in accordance with the terms and conditions of this Agreement.

     2. Stevens will serve the Company as an Executive Vice President in accordance with the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Stevens agree as follows:

     1. TERM

     The Company hereby agrees to employ Stevens as an Executive Vice President of the Company, and Stevens hereby agrees to serve in such capacity, for a term commencing no later than January 1, 2000 and ending on January 1, 2004 (the "Employment Term"), upon the terms and subject to the conditions contained in this Agreement. The Company and Stevens further agree that, for a term commencing as of the date hereof and ending upon the commencement of the Employment Term (the "Consulting Term," and, together with the Employment Term, the "Term"), Stevens shall serve as a consultant to the Company performing such duties as may be agreed by the Company and Stevens.

     2. DUTIES

     During the Employment Term, Stevens shall serve as an Executive Vice President of the Company, and shall be responsible for the duties attendant to such office and such other managerial duties and responsibilities with the Company as may be assigned from time to time by the Chief Executive Officer and/or the Board of Directors of the Company.

     The principal location of Stevens' employment shall be in the New York City vicinity, although Stevens understands and agrees that he will be required to travel frequently for business reasons. Stevens shall diligently and faithfully perform his obligations under the Agreement and shall devote his full professional and business time and best efforts to the performance of his


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duties as an Executive Vice President of the Company during the Employment Term.
Stevens shall not, directly or indirectly, render business services to any other person or entity, without the consent of the Company's Board of Directors.

     3. BASE SALARY

     For services rendered by Stevens to the Company during the Employment Term, the Company shall pay him a base salary of $175,000 per year, payable in accordance with the standard payroll practices of the Company, subject to annual increases in the sole discretion of the Chief Executive Officer and the Company's Board of Directors, taking into account the financial and operating performance of the Company's business and divisions and a qualitative assessment of Stevens' performance during such year. Stevens shall not receive any salary or fees for services rendered during the Consulting Term, other than the granting of the Options.

     4. BONUS/OPTIONS

         a. During the Employment Term, Stevens shall be eligible to receive a bonus set by the Board of Directors in its sole discretion and based on such factors as the Board of Directors deems appropriate.

         b. The Company hereby agrees to cause the issuance to Stevens of options ("Options") to purchase 100,000 shares of the Company's common stock, $.01 par value ("Common Stock"). The Options shall be issued pursuant to, and in accordance with, the Company's 1997 Stock Option Plan (the "Plan"). The Options shall be Non-Qualified Stock Options (as defined in the Plan), and shall be exercisable at a price equal to the Fair Market Value (as defined in the Plan) of the Common Stock on the date hereof. The Options shall vest over a forty-eight (48) month period as follows: (i) 12.50% of the Options shall vest on the six month anniversary of the date of grant and (ii) 2.083% of the Options shall vest each month thereafter until all such Options shall have vested, but subject to shareholder approval to the extent there are then insufficient shares available for grant provided that if shareholder approval is not obtained, the Company shall use its best efforts to adopt a stock appreciation rights plan (the "SAR Plan") and provide Stevens with rights under the SAR Plan that mirror in all material respects the terms and conditions of the Options had the Options not been declared null and void by virtue of the failure to obtain such shareholder approval, except that the aggregate amount payable by the Company to Stevens pursuant to any such rights granted under the SAR Plan shall not exceed $100,000. The Term of each Option shall be 10 years from the date of grant. In the event of the termination of Stevens's employment for any reason, he shall have 30 days within which to exercise any vested Options and any unvested Options shall be forfeited. During the Term of this Agreement, Stevens shall be eligible to participate in the Company's future stock option grants as determined appropriate by the Committee in its sole discretion.

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     5. EXPENSE REIMBURSEMENT AND PERQUISITES

         a. During the Term of this Agreement, Stevens shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by him in the performance of his services to the Company consistent with corporate policies, if any, provided that the expenses are properly accounted for.

         b. During each calendar year of the Employment Term, Stevens shall be entitled to reasonable vacation with full pay in accordance with they Company's then-current vacation policies; provided, however, that Stevens shall schedule such vacations at times convenient to the Company.

         c. During the Employment Term, the Company shall provide Stevens with $500,000 worth of term life insurance and disability insurance purchased for annual premiums of up to $5,000 per year, both subject to availability on commercially reasonable terms, major medical insurance coverage as determined by the Company in its sole discretion, and Stevens shall be entitled to participate in all dental insurance and other employee benefit plans instituted by the Company from time to time on the same terms and conditions as other similarly situated employees of the Company, to the extent permitted by law. In addition, Stevens shall be a covered officer under the Company's now existing and any future Directors and Officers liability policy.

     6. NON-COMPETITION; NON-SOLICITATION


         a. In consideration of the offer of employment, severance benefits and Options to be granted to Stevens hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, during the Term of this Agreement and for a period equal to two years thereafter, Stevens shall not, without the prior written consent of the Company, anywhere in the world, directly or indirectly, (i) enter into the employ of or render any services to any Competitive Business; (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Stevens was employed by the Company; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. For purposes of this Agreement, a "Competitive Business" shall mean any person, corporation, partnership, firm or other entity which sells or has plans to sell apparel, fashion accessories, or home furnishings via the Internet or otherwise engages in any business which now or at the time has material operations which are competitive (directly or indirectly) with the business of the

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Company (including any line of business for which the Company has undertaken any substantial amount of planning) as of the time Stevens employment with the Company terminates, provided that activities in the energy or gaming industries shall in no event be considered to be competitive (directly or indirectly) with the business of the Company. However, nothing in this Agreement shall preclude Stevens from (i) investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than three percent (3%) of the publicly-traded equity securities of such Competitive Business; or (ii) working for or becoming a principal of any consulting firm that provides consulting services to a Competitive Business, so long as Stevens does not directly participate in the provision of such services.

         b. Stevens and the Company agree that the covenants of non-competition and non-solicitation contained in this paragraph 6 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Stevens agrees that any breach of the covenants contained in this paragraph 6 would irreparably injure the Company. Accordingly, Stevens agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Stevens from any court having jurisdiction over the matter, restraining any further violation of this paragraph 6.

     7. TERMINATION

         a. This Agreement, the employment of Stevens, and Stevens' position as an Executive Vice President of the Company shall terminate upon the first to occur of:

         (i)      his death;

         (ii) his "permanent disability," due to injury or sickness for a continuous period of four (4) months, or a total of eight months in a twenty-four month period (vacation time excluded), during which time Stevens is unable in substantial part to attend to his ordinary and regular duties, provided that the Company shall give Stevens thirty (30) days' written notice prior to any such termination;

         (iii) a "Constructive Termination" by the Company during the Employment Term, which, for purposes of this Agreement, shall be deemed to have occurred upon (A) the removal of Stevens without his consent from his position as an Executive Vice President of the Company, or (B) the material breach by the Company of this Agreement; provided that no such

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                  breach shall be considered a Constructive Termination unless
                  Stevens has provided the Company with at least thirty (30) days' prior written notice of such breach and the Company has failed to cure such breach within such thirty (30) day period;

         (iv) the termination of this Agreement at any time without cause by the Company;

         (v) the termination of this Agreement for cause, which, for purposes of this Agreement, shall mean that (1) Stevens has been convicted of a felony or any serious crime involving moral turpitude, or engaged in materially fraudulent or materially dishonest actions in connection with the performance of his duties hereunder, or (2) Stevens has willfully and materially failed to perform his duties hereunder, or (3) Stevens has willfully or negligently breached the terms and provisions of this Agreement in any material respect, or (4) Stevens has failed to comply in any material respect with the Company's policies of conduct including with respect to trading in securities, provided that the Company shall provide Stevens with at least five (5) business days' prior written notice of any such failure to comply and an opportunity to cure such failure, to the extent curable; or

         (vi) the termination of this Agreement by Stevens, which shall occur on not less than 60 days prior written notice from Stevens.


         b. In the event that this Agreement is terminated during the Employment Term pursuant to paragraphs 7(a)(i), 7(a)(ii), 7(a)(v) or 7(a)(vi), the Company shall pay Stevens his base salary only through the date of termination. In the event that this Agreement is terminated during the Employment Term pursuant to paragraphs 7(a)(iii) or 7(a)(iv), the Company shall pay Stevens, in lieu of all salary, compensation payments and perquisites set forth in paragraphs 3, 4 and 5 (including bonus payments and unvested option grants, but excluding vested option grants), severance payments (the "Severance Payments") as follows:


         (i) the then-current base salary for a period of ninety (90) days, if Stevens is terminated during the first year of the Term of this Agreement;

         (ii) the then-current base salary for a period of one-hundred twenty (120) days, if Stevens is terminated during the second year of the Term of this Agreement; or

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         (iii)    the then-current base salary for a period of one-hundred fifty
                  (150) days, if Stevens is terminated during the third year of the Term of this Agreement or any time during the Term of this Agreement thereafter.

The Severance Payments shall be payable in periodic installments in accordance with the Company's standard payroll practices.

     8. CONFIDENTIALITY

         a. Stevens recognizes that the services to be performed by him are special, unique and extraordinary in that, by reason of his employment and provision of consulting services under this Agreement, he may acquire or has acquired confidential information and trade secrets concerning the operation of the Company, its predecessors, and/or its affiliates, the use or disclosure of which could cause the Company, or its affiliates substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Stevens covenants and agrees with the Company that he will not at any time during the Term of this Agreement or thereafter, except in the performance of his obligations to the Company or with the prior written consent of the Board of Directors or as otherwise required by court order, subpoena or other government process, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company. If Stevens shall be required to make such disclosure pursuant to court order, subpoena or other government process, he shall notify the Company of the same, by personal delivery or electronic means, confirmed by mail, within twenty-four (24) hours of learning of such court order, subpoena or other government process and, at the Company's expense (such expenses to be advanced by the Company as reasonably required by Stevens), shall
(i) take all necessary and lawful steps reasonably required by the Company to defend against the enforcement of such subpoena, court order or government process, and (ii) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof. The term "confidential information" includes, without limitation, information not in the public domain and not previously disclosed to the public or to the trade by the Company's management with respect to the Company's or its affiliates' facilities and methods, trade secrets and other intellectual property, designs, manuals, confidential reports, supplier names and pricing, customer names and prices paid, financial information or business plans.

         b. Stevens confirms that all confidential information is and shall remain the exclusive property of the Company. All memoranda, notes, reports, software, sketches, photographs, drawings, plans, business records, papers or other documents or computer-stored or disk-stored information kept or made by Stevens relating to the business of the Company shall be and will remain the sole and exclusive property of the Company and all such materials containing confidential information shall be promptly delivered and returned to the Company immediately upon the termination of his employment with the Company.

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         c. Stevens shall make full and prompt disclosure to the Company of all inventions, improvements, ideas, concepts, discoveries, methods, developments, software and works of authorship, whether or not copyrightable, trademarkable or licensable, which are created, made, conceived or reduced to practice by Stevens during his services with the Company, whether or not during normal working hours or on the premises of the Company and which relate in any manner to the business of the Company (all of which are collectively referred to in this Agreement as "Developments"). All Developments shall be the sole property of the Company, and Stevens hereby assigns to the Company, without further compensation, all of his rights, title and interests in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere.

         d. Stevens shall assist the Company in obtaining, maintaining and enforcing patent, copyright and other forms of legal protection for intellectual property in any country. Upon the request of the Company, Stevens shall sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company in order to protect its rights and interests in any Developments.

         e. Stevens agrees that any breach of this paragraph 8 will cause irreparable damage to the Company and that, in the event of such breach, the Company will have, in addition to any and all remedies of law, including rights which the Company may have to damages, the right to equitable relief including, as appropriate, all injunctive relief or specific performance or other equitable relief. Stevens understands and agrees that the rights and obligations set forth in paragraph 8 shall survive the termination or expiration of this Agreement.

     9. REPRESENTATIONS AND WARRANTIES

         a. Stevens represents and warrants to the Company that he was advised to consult with an attorney of Stevens' own choosing concerning this Agreement.

         b. Stevens represents and warrants to the Company that, to the best of his knowledge, the execution, delivery and performance of this Agreement by Stevens complies with all laws applicable to Stevens or to which his properties are subject and does not violate, breach or conflict with any agreement by which he or his assets are bound or affected.

     10. INDEMNIFICATION

     The Company shall indemnify and hold Stevens harmless to the fullest extent permitted by law from and against any and all claims, losses, liabilities, damages and expenses including, but not limited to, reasonable attorneys' fees incurred by, imposed upon or asserted against Stevens as a result of or arising out of any acts or omission by Stevens in his capacity as an officer, director, employee or consultant of the Company.

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     11. MEDIATION

         (a) The Company and Stevens hereby state their mutual desire for any dispute concerning a legally cognizable claim arising out of this Agreement or in connection with the employment of Stevens by the Company (other than a claim for injunctive relief in connection with an alleged violation of Stevens' obligations under Sections 6 and 8 hereunder), including, but not limited to, claims of breach of contract, unlawful termination, discrimination, harassment, workers' compensation retaliation, defamation, tortious infliction of emotional distress, fraud and conversion ( "Legal Dispute"), be resolved amicably, if possible, and without the need for litigation.

         (b) Based on this mutual desire, in the event a Legal Dispute arises, the parties agree that before instituting an action in a court of law, the parties shall first submit the Legal Dispute to mediation under the auspices of the American Arbitration Association (the "AAA") or such other mediation provider as shall be mutually agreed upon by the parties pursuant to the mediation rules and procedures promulgated by the AAA or another agreed mediation provider at such time the Legal Dispute is submitted for resolution. The parties further agree to make a good faith effort to resolve the Legal Dispute through such mediation.

     12. GOVERNING LAW

     This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York, without giving effect to its conflict of law provisions.

     13. ENTIRE AGREEMENT

     This Agreement contains all of the understandings between Stevens and the Company pertaining to Stevens' employment with the Company, and it supersedes all undertakings and agreements, whether oral or in writing, previously entered into between them.

     14. AMENDMENT OR MODIFICATION; WAIVER

     No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Stevens and by an officer of the Company duly authorized to do so. Except as otherwise specifically provided in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

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     15. NOTICES

     Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently designate by like notice:

         If to the Company, to:

                  Bluefly, Inc.
                  42 West 39th Street
                  New York, NY 10018
                  Attn: E. Kenneth Seiff

         If to Stevens, to:

                  Robert Stevens
                  c/o Michel Lee
                  Harvey Pennington Cabot Griffith & Renneison, LLC 144 East 44th Street
                  New York, New York 10017

Any such notice shall be deemed given upon receipt.

     16. SEVERABILITY

     In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     17. TITLES

     Titles of the paragraphs of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed by reference to the title of any paragraphs.

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     18. COUNTERPARTS

     This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.










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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                          BLUEFLY, INC.


                                          By: /s/ E. Kenneth Seiff
                                              -----------------------------
                                              E. Kenneth Seiff
                                              Chief Executive Officer

                                          EMPLOYEE

                                          /s/ Robert Stevens
                                          -----------------------------
                                          Robert Stevens





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